Exhibit 12.1



                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                      July 31,
                                             -------------------------
                                                2003           2002
                                             ----------     ----------

          Total debt                         $1,042,276     $1,123,874

          Stockholders' equity               $  316,396     $  248,569

          Debt-to-equity ratio                      3.3            4.5
                                                    ===            ===


                                       37